CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” and “Counsel and Independent Registered Public Accounting Firm” and to the use of our report dated December 14, 2006 on the October 31, 2006 financial statements of SPARX Japan Fund in the Registration Statement (Form N-1A) of the SPARX Funds Trust and its incorporation by reference in the related Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 4 to the Registration Statement under the Securities Act of 1933 (File No. 333-108229).

/s/ Ernst & Young LLP

Chicago, Illinois
February 27, 2007